CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 29, 2006, relating to the financial statements and financial highlights which appears in the September 30, 2006 Annual Report to Shareholders of KEELEY Small Cap Value Fund, Inc. and KEELEY Funds, Inc. (consisting of KEELEY Mid Cap Value Fund and KEELEY All Cap Value Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

PricewaterhouseCoopers LLP
Milwaukee, WI
January 29, 2007